EXHIBIT 10.2
AMENDED AND RESTATED
EXECUTIVE SEVERANCE AGREEMENT
     THIS AMENDED AND RESTATED EXECUTIVE SEVERANCE AGREEMENT (the “Agreement”) dated as of the 20th day of March, 2008 (the “Effective Date”), is entered into by and between NAVARRE CORPORATION, a Minnesota corporation (the “Company”), and J. Reid Porter, the Company’s Executive Vice President and Chief Financial Officer (the “Executive’).
     WHEREAS, in order to promote the stability of the Company by providing appropriate assurances to Executive with respect to certain events that result in the Executive’s involuntary termination, the Company and Executive previously entered into an Executive Severance Agreement on December 12, 2007 (the “Original Agreement”);
     WHEREAS, the Company and Executive now desire to amend in certain respects and restate the Original Agreement in its entirety, as set forth below, in order to, among other things, secure Executive’s continued services in the event of any actual or threatened change in control and ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and
     WHEREAS, the Board of Directors of the Company (the “Board”) has determined that both the Original Agreement and this Agreement are in the best interests of the Company and its shareholders in order to secure Executive’s continued services.
     NOW, THEREFORE, in consideration of the above recitals and the mutual promises herein contained, the parties hereto agree as follows:
1.	Definitions. For purposes of this Agreement the following definitions apply:
a. “Base Salary” shall mean the Executive’s annualized base salary as adjusted from time to time.
b. “Cause” shall mean a termination of Executive’s employment by the Company due to any of the following:
(i) Executive’s conviction of, or the entering by Executive of a plea of nolo contendere to, any felony charge or to any non-felony crime involving misrepresentation, fraud or moral turpitude;
(ii) Executive’s gross neglect, willful malfeasance or willful misconduct in connection with his employment hereunder which has had or could have a material adverse effect on the business or reputation of the Company and its subsidiaries, unless Executive reasonably believed in good faith that such act or non-act was in the best interests of the Company;
(iii) A substantial and continual refusal by Executive to perform Executive’s duties, responsibilities or obligations as assigned by the Company (provided that such duties, responsibilities or obligations are not inconsistent with Executive’s position as Chief Financial Officer and are otherwise lawful and further provided that the failure to perform is not due to incapacity caused by a disability) that continues for thirty (30)

days after receipt by Executive of written notice from the Company identifying the duties, responsibilities or obligations not being performed;
(iv) A violation by Executive of any policy of the Company that is generally applicable to all employees or all officers of the Companies including, but not limited to, policies concerning insider trading or sexual harassment, or the Company’s code of conduct, that Executive knows or reasonably should know could reasonably be expected to result in a material adverse effect on the Company, unless such violation is capable of being cured and is not cured within thirty (30) days after receipt of notice thereof from the Company;
(v) Any fraudulent or dishonest action, or failure to act, with respect to the business or affairs of the Company or breach of the duty of loyalty toward the Company, including, without limitation, providing false or misleading information to the Company as part of the application process or otherwise;
(vi) Executive’s failure to cooperate, if requested by the Board, with any investigation or inquiry into his or the Company’s business practices, whether internal or external, including, but not limited to Executive’s refusal to be deposed or to provide testimony at any trial or inquiry;
(vii) Any material breach by Executive of the provisions of Paragraphs 3, 4, or 5 of this Agreement, unless such violation is capable of being cured and is not cured within thirty (30) days after receipt of notice thereof from the Company.
c. “Change in Control” shall mean a transaction involving any of the following:
(i) The approval by the shareholders of the Company of (i) any sale, lease, exchange or other transfer of all or at least seventy percent (70%) of the assets of the Company (in one transaction or in a series of related transactions) to a corporation that is not controlled by the Company, (ii) any plan or proposal for the liquidation or dissolution of the Company, or (iii) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Company stock would be converted into cash, securities or other property, other than a merger of the Company in which shareholders immediately prior to the merger have the same proportionate ownership of stock of the surviving corporation immediately after the merger;
(ii) A change in control of the Company of a nature that would be required to be reported (assuming such event has not been “previously reported”) in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement;
(iii) The public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act) by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), or by the Company, that such “person” has become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s outstanding securities; or

(iv) The individuals who constitute the board of directors of the Company prior to the transaction cease for any reason to constitute at least a majority of the board of directors after the transaction.
d.	“Good Reason” shall mean a termination of Executive’s employment by the Executive for any of the following events, provided that Executive shall have delivered a written notice to the Company within sixty (60) days of his having actual knowledge of the occurrence of one of such events, stating that he intends to terminate his employment for Good Reason and specifying the factual basis for such termination, and such event shall not have been cured by the Company within thirty (30) days of the receipt of such notice:
(i) A reduction in any of Executive’s compensation rights or benefits unless part of a general reduction approved by the Board of Directors or Compensation Committee thereof and applicable to the Company’s executive officers generally on a proportionate and non-discriminatory basis;
(ii) A material reduction in Executive’s duties, responsibilities or authority as Chief Financial Officer of the Company or any other position in which he is then serving; or
(iii) The assignment to Executive of duties or responsibilities that, in Executive’s reasonable judgment are materially inconsistent with his status and position as an executive officer or that materially impair Executive’s ability to function as Chief Financial Officer of the Company or any other position in which he is then serving;
e.”Severance Event” shall mean either: (i) the effective date of the termination of Executive’s employment by the Company for any reason other than for Cause; or (ii) the effective date of the termination of Executive’s employment by the Executive for Good Reason. A Severance Event shall not include a termination of Executive’s employment as a result of Executive’s death. The term “termination of employment” and other similar terms used in this Agreement shall be construed to have the same meaning as is given to the term “separation from service” in Section 409A of the Code.
2. Severance Payments.
a. Upon the occurrence of a Severance Event, and in consideration of and contingent upon the execution and delivery by Executive of a mutually agreeable general release of all claims and expiration of any applicable revocation period in connection therewith, Executive shall be entitled to severance payments (“Severance”) as follows:
(i) Subject to Paragraph 2c below, an amount equal to Executive’s then current Base Salary, provided, however, if the termination occurs within twelve (12) months following a Change In Control, then the amount payable shall be equal to two (2) times Executive’s then current Base Salary in effect prior to any reduction following a Change in Control; and
(ii) In full substitution for Executive’s rights under the Company’s annual incentive bonus plan, a substitute incentive award equal to the average amount of the annual incentive award earned and paid to the Executive with respect to the preceding three (3) fiscal years, provided, however, if the termination occurs within twelve (12) months following a Change In Control, then the amount payable shall be equal to two (2) times the average amount of the annual incentive award earned and paid to the Executive with respect to the preceding three (3) fiscal years.
b. Severance shall be paid in a lump sum within thirty (30) days after the effective date of the termination of employment, provided that, if, at the time of Executive’s termination of employment with the Company, Executive is considered a “specified employee” within the meaning of Section 409A of the Code, the payment shall be delayed until the first day of the seventh month following the month in which such termination of employment occurs.
c. If applicable, the severance amount provided for in Paragraph 2a(i) above will be offset by any income protection benefits payable to Executive during the first twelve months of a qualifying disability under the Company’s group short-term and long-term disability insurance plans.
d. Notwithstanding the foregoing to the contrary, in no event shall the amount due and payable hereunder constitute a “Parachute Payment” within the meaning of the Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended. In the event that any portion of the severance payment would be deemed a Parachute Payment, the amount of the severance payment shall be reduced only to the extent necessary to eliminate any such treatment or characterization.
e. It is the intent of the parties that payments under this Agreement comply with Section 409A of the Code, and, accordingly, to interpret, to the maximum extent permitted, this Agreement to be in compliance therewith. If the Executive notifies the Company in writing (with specificity as to the reason therefore) that the Executive believes that any provision of this Agreement (or of any payment of compensation under this Agreement) would cause the Executive to incur any additional tax or interest under Section 409A of the Code, and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the parties shall, in good faith, reform such provision to try to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified by the parties to try to comply with Section 409Aof the Code, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent of the applicable provision without violating the provisions of Section 409A. Notwithstanding the foregoing, the Company shall not be required to assume any economic burden in connection with compliance or noncompliance with Section 409A of the Code.
3.	Confidentiality.
a. Executive acknowledges that his position with Company will bring Executive in close contact with many confidential affairs of the Company and its subsidiaries, including, but not limited to, information about costs, profits, financial data, markets, trade secrets, sales, products, key personnel, pricing policies, customer lists, development projects, operational methods, technical processes, plans for future development, business affairs and methods and other information not readily available to the public. In recognition of the foregoing, Executive covenants and agrees that:

(i) Executive will keep secret all material confidential matters of the Company which are not otherwise in the public domain and will not disclose them to anyone outside of the Company, either during or after the termination of his Employment, except with the Company’s written consent and except for such disclosure as is necessary in the performance of Executive’s duties or to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency; and
(ii) Executive will deliver promptly to the Company on termination of his employment with the Company, or at any other time the Company may so request, all memoranda, notes, records, reports and other documents (and all copies thereof)containing confidential material relating to the Company, which Executive may then possess or have under his control.
4.	Intellectual Property.
a. All right, title, and interest in and to all inventions, patent applications, patents thereon, know-how and trade secret information, and all copyrightable material, copyrights, and copyright applications (collectively, “Intellectual Property”) that Executive conceives or originates, either individually or jointly with others, and which relate to the business of the Company, will be the sole and exclusive property of the Company, and Executive hereby irrevocably assigns and conveys the sole and exclusive right, title and interest therein, free and clear of any liens or other encumbrances. Such Intellectual Property shall include, but not be limited to, Intellectual Property that:
(i) Is based on any confidential or proprietary information of the Company or of any vendor, supplier or customer of the Company;
(ii) Is related to the actual business of or research and development of the Company;
(iii) Was developed with use of materials, employees, supplies or facilities of the Company; or
(iv) Was funded by the Company.
b. Executive agrees to execute promptly any papers and perform promptly any other reasonable acts necessary to assist the Company to perfect all rights, including all Intellectual Property rights, reserved or conveyed thereto hereunder. Executive agrees to render promptly aid and assistance to the Company in any interference or litigation pertaining to such Intellectual Property, and all reasonable expenses therefor incurred by Executive at the request of the Company will be borne by the Company.
c. Executive will promptly disclose to the Company all Intellectual Property conceived or originated pursuant to his employment.
d. Executive warrants that in the event that Executive creates any original materials or uses any proprietary information in rendering services, none of such material shall infringe any copyrights, trade secrets, rights of privacy, or any other rights of others.

5.	Covenant Not to Compete.
a. Executive acknowledges that the businesses of the Company and its subsidiaries is highly competitive and international in scope, that their licenses are sourced and their products are marketed throughout the world, that the Company and its subsidiaries compete in nearly all of their business activities with other organizations which are or could be located in nearly any part of the world and that the nature of Executive’s services, position and expertise are such that he is capable of competing with the Company from nearly any location in the world. Executive further acknowledges that all services of Executive are exclusive to the Company, and that Executive’s performances and services hereunder are of a special, unique, unusual, extraordinary and intellectual character which gives them peculiar value, the loss of which cannot reasonably or adequately be compensated in an action at law for damages and that a breach by Executive of the terms of this Article VI will cause the Company irreparable injury.
b. In recognition of the foregoing Executive covenants and agrees that during his employment with the Company and for a period of two (2) years thereafter (the “Restricted Period”) he will not, directly or indirectly, as a principal, officer, director, shareholder, partner, member, employee, consultant, independent contractor, agent or executive or in any other capacity whatsoever, without the prior written consent of the Company, do any of the following:
(i) Engage in the business of acquiring, licensing or distributing music, home video, video games or computer software;
(ii) Acquire any ownership of any kind in, or become associated with or provide services to any other person, corporation, partnership, limited liability company, business trust, association or other business entity (each an “Entity”) engaged in the business of acquiring, licensing or distributing music, home video, video games or computer software;
(iii) Intentionally and knowingly solicit or attempt to solicit or participate in the solicitation of or otherwise advise or encourage any then employee, agent, consultant or representative of, or vendor or supplier to, the Company to terminate his, her or its relationship therewith; or
(iv) Solicit or attempt to solicit or encourage any person, who is then, or was within the then most recent 12-month period, to the knowledge of Executive, an employee, agent, consultant or representative of the Company, to become an employee, agent, representative or consultant of or to Executive or any other individual or entity.
c. Permitted Investments. Nothing in this Paragraph 5 shall prevent Executive from making or holding an investment in securities traded on any national securities exchange or traded in the over-the-counter market, provided said investments do not exceed one percent (1%) of the issued and outstanding securities of any one such issuer or, if the total investment in the issuer is $500,000 or less, up to five percent (5%) of such issued and outstanding securities.
d. Injunctive Relief. Executive agrees that the Company is entitled to injunctive and other equitable relief to prevent a breach or threatened breach of this Paragraph 5, which shall be in addition to any other rights or remedies to which the Company may be entitled.

6.	Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Executive without the prior written consent of the Company.
7.	Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or unenforceable or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.
8.	Complete Agreement. This Agreement contains the complete agreement between the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. No person, whether or not an officer, agent, employee or representative of any party, has made or has any authority to make for or on behalf of that party any agreement, representation, warranty, statement, promise, arrangement or understanding not expressly set forth in this Agreement (“Parole Agreements”). The parties acknowledge that in entering into this Agreement, they have not relied and will not in any way rely upon any Parole Agreements.
9.	Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together, when delivered, will constitute one and the same instrument.
10.	Governing Law; Choice of Forum; Enforcement. The internal law, without regard to conflicts of laws principles, of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement. Any and every legal proceeding arising out of or in connection with this Agreement shall be brought in the appropriate courts of the State of Minnesota, and each of the parties hereto consents to the exclusive jurisdiction of such courts.
11.	Injunctive Relief. Executive agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of Paragraphs 3, 4 and 5 of this Agreement. Accordingly, Executive specifically agrees that the Company shall be entitled to injunctive relief to enforce the provisions of such Paragraphs.
12.	No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there by any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

13.	Modification. This Agreement may not be altered, modified or amended except by an instrument in writing signed by Executive and the Company.
14.	Survival. Paragraphs 3, 4, and 5 shall survive the termination of Executive’s employment and termination or expiration of this Agreement.
       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

NAVARRE CORPORATION ¸		EXECUTIVE

By:

	Cary L. Deacon	J. Reid Porter
Its:	President and CEO